Exhibit 1.1

SECOND AMENDMENT TO AMENDED AND RESTATED DEALER MANAGER

AGREEMENT

This SECOND AMENDMENT TO THE AMENDED AND RESTATED DEALER MANAGER AGREEMENT (this “Second Amendment”), effective as of December 29, 2015, is entered into by and between CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation (the “Company”), CARTER VALIDUS ADVISORS II, LLC, a Delaware limited liability company (the “Advisor”) and SC DISTRIBUTORS, LLC, a Delaware limited liability company (the “Dealer Manager”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Dealer Manager Agreement (defined below).

WHEREAS, the Company, the Advisor and the Dealer Manager are parties to that certain Amended and Restated Dealer Manager Agreement, dated June 10, 2014, as amended and renewed (the “Dealer Manager Agreement”);

WHEREAS, the Company, the Advisor and the Dealer Manager desire to further amend the Dealer Manager Agreement in order to revise certain terms of the distribution fee payable in connection with Class T shares; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 4(b).

Section 4(b) of the Dealer Manager Agreement is hereby amended and restated in its entirety as follows:

4. DEALER MANAGER COMPENSATION

(b) DISTRIBUTION AND SERVICING FEE. For providing the services described in Exhibit A attached hereto, the Company will pay to the Dealer Manager a distribution and servicing fee with respect to the outstanding Class T Shares only that accrues daily equal to 1/365th of up to 1.0% of the amount of the purchase price per share (or, once reported, the net asset value for the Class T Shares for such day) on a continuous basis from year to year (the “Distribution and Servicing Fee”).

The Company will pay the Distribution and Servicing Fee to the Dealer Manager on a monthly basis in arrears. The Dealer Manager may reallow the Distribution and Servicing Fee to Participating Broker-Dealers as marketing fees or to defray other distribution-related expenses. Such reallowance, if any, shall be determined by the Dealer Manager in its sole discretion based on factors including, but not limited to, the level of services that each such Participating Broker-Dealer performs, including ministerial, record-keeping, sub-accounting, stockholder services and other administrative services in connection with the distribution of the Class T Shares. The Dealer Manager’s reallowance of Distribution and Servicing Fees to a particular Participating Broker-Dealer shall be described in Schedule 1 to the Participating Broker-Dealer Agreement with such Participating Broker-Dealer.

The Company’s obligations to pay the Distribution and Servicing Fee to the Dealer Manager will survive until the earliest to occur of (i) a listing of the Class T Shares on a national securities exchange, (ii) following the completion of the Offering, total underwriting compensation in the Offering equaling

10% of the gross proceeds from the Primary Offering, (iii) such Class T Shares no longer being outstanding, or (iv) the fourth anniversary of the last day of the fiscal quarter in which the Primary Offering terminates. The Company will not pay to the Dealer Manager any Distribution and Servicing Fees with respect to the purchase of any Class A Shares or to Class T Shares purchased under the DRP.

2.	Governing Law.

The provisions of this Second Amendment shall be construed and interpreted in accordance with the laws of the State of Florida, and venue for any action brought with respect to any claims arising out of this Second Amendment shall be brought exclusively in Hillsborough County, Tampa.

3.	Counterparts.

This Second Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

Except as expressly set forth herein, the Dealer Manager Agreement remains unmodified and unchanged and the parties hereto ratify and confirm the Dealer Manager Agreement as amended hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment effective as of the date first set forth above.

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

By:	/s/ John E. Carter
John E. Carter Chief Executive Officer

CARTER VALIDUS ADVISORS II, LLC

By:	/s/ Lisa A. Drummond
Lisa A. Drummond Chief Operating Officer and Secretary

SC DISTRIBUTORS, LLC

By:	/s/ Patrick Miller
Patrick Miller President